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[ALLEGHENY TECHNOLOGIES LOGO]                                       Exhibit 99.1



1000 Six PPG Place, Pittsburgh, PA 15222-5479                    NEWS RELEASE...




                                                      Contact: Dan L. Greenfield
                                                                   412- 394-3004

           ALLEGHENY TECHNOLOGIES AND USWA REACH TENTATIVE LABOR AGREEMENT
                   FOR ATI ALLEGHENY LUDLUM AND J&L SPECIALTY STEEL

Pittsburgh, PA - May 7, 2004 - Allegheny Technologies Incorporated (NYSE:ATI) announced today that a tentative agreement has been reached on a progressive labor contract covering USWA-represented employees at both ATI Allegheny Ludlum and J&L Specialty Steel. The tentative agreement, which is subject to ratification, is patterned after other progressive agreements with the USWA.

Ratification of a new collective bargaining agreement with USWA-represented employees at both Allegheny Ludlum and J&L Specialty is a condition of closing to the acquisition of certain assets of J&L Specialty Steel, LLC (J&L) by a wholly owned subsidiary of ATI Allegheny Ludlum. As previously announced, ratification of the agreement is expected to occur by May 28, 2004. Accordingly, ATI anticipates being able to close the transaction on or before June 1, 2004.

"This labor agreement helps secure a strong future for the employees of Allegheny Ludlum and J&L Specialty by providing a more competitive cost structure," said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "The agreement will save jobs while providing the flexibility to efficiently staff and operate these facilities.

"The USWA local and international leadership have been instrumental in reaching this tentative agreement, which helps create a stronger more competitive flat-rolled stainless steel company.

"This agreement, once ratified, puts us in a position to close on the J&L Specialty acquisition. The acquisition enhances our competitive position in the North American flat-rolled stainless steel market. It maintains historical domestic capacity and keeps significant J&L equipment in production. We believe that the new labor agreement and the J&L acquisition best serve employees, retirees, customers and the communities in which the facilities operate."

The tentative agreement, which would expire June 30, 2007, will replace existing labor agreements at both Allegheny Ludlum and J&L upon ratification. Further details about the tentative agreement will not be made available until after the ratification process is complete.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual

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results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

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